Exhibit 3.02

ARTICLES OF AMENDMENT TO THE

ARTICLES OF INCORPORATION OF

EXPEDITION LEASING, INC.

*********************************************

EXPEDITION LEASING, INC., a Florida corporation (the “Corporation”) hereby certifies as follows:

1. The Articles of Incorporation of the Corporation are hereby amended by deleting both Article II and Article IV in their entireties and by substituting, in lieu thereof, the following:

“ARTICLE II

The principal place of business and the mailing address of the corporation is 23110 SR 54, #346, Lutz, Florida 33549.”

“ARTICLE IV

The maximum number of shares of stock that this Corporation is authorized to have outstanding at any one time is 150,000,000 shares. Of such shares, 100,000,000 shares shall be common stock having a par value of $.0001 per share. The remaining shares, 50,000,000 shares, shall be shares of preferred stock, with a par value $.01 per share. The preferred stock may be issued from time to time by authorization of the Board of Directors of this Corporation with such rights, designations, preferences and other terms as the Board of Directors shall determine from time to time.”

2. The foregoing amendments shall be deemed to be effective as of May 12, 2004.

3. The amendments recited in Section 1, above have been duly adopted in accordance with the provisions of §607.0821, .1003 and .1006, Florida Statutes, the shareholders and directors of the corporation having executed a written statement, dated March 16, 2005, manifesting their intention that the amendment be adopted.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be prepared under the signature of its President this 22nd day of March, 2005.

EXPEDITION LEASING, INC.

By:	/s/ Jerry Keller
Jerry Keller, President